EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED CHARTERED ACCOUNTANTS

We consent to the incorporation by reference in this Annual Report on Form 40-F of MAG Silver Corp. (the “Registrant”) and to the use of our reports dated March 12, 2008 relating to the consolidated financial statements of the Registrant for the fiscal year ended December 31, 2007 (which report expresses an unqualified opinion and includes a separate report titled Comments by Independent Registered Chartered Accountants on Canada-United States  of America Reporting Differences relating to the effect of changes in accounting principles and the existence of conditions and events that raise substantial doubt on the Registrant’s ability to continue as a going concern) and the effectiveness of the Registrant’s internal control over financial reporting as of December 31, 2007, each of which is incorporated herein by reference in Exhibit 99.2 to this Annual Report on Form 40-F.

March 27, 2008
/s/ "Deloitte & Touche LLP"
Independent Registered Chartered Accountants
Vancouver, BC, Canada